FOR IMMEDIATE RELEASE
FRIDAY, JUNE 3, 2011

HURCO REPORTS SECOND QUARTER RESULTS

INDIANAPOLIS, INDIANA, — June 3, 2011, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported net income of $2,349,000, or $0.36 per diluted share, for its second quarter ended April 30, 2011, compared to a net loss of $1,573,000, or $(0.24) per diluted share, for the corresponding period in fiscal 2010.  For the first six months of fiscal 2011, Hurco reported net income of $3,895,000, or $0.60 per diluted share, compared to a net loss of $3,409,000, or $(0.53) per diluted share, for the corresponding period in fiscal 2010.

Sales and service fees for the second quarter of fiscal 2011 totaled $41,576,000, an increase of $17,488,000, or 73%, from the second quarter of fiscal 2010.  Approximately $1,144,000 of the year-over-year increase, or 5% of second quarter 2010 sales, reflects the beneficial effect of a weaker U.S. Dollar in 2011 when translating foreign sales to U.S. Dollars for financial reporting purposes.  Sales and service fees for the six months ended April 30, 2011 totaled $81,256,000, an increase of $36,552,000, or 82%, from the corresponding period in 2010.  The impact of currency translation on the year-over-year six month comparison was immaterial.

The following table sets forth net sales and service fees by geographic region for the second quarter and first six months of fiscal 2011 and 2010, respectively:

Net Sales and Service Fees by Geographic Region

	Three Months Ended			Six Months Ended
	April 30,			April 30,
			%			%
	2011	2010	Change	2011	2010	Change
North America	$9,137	$5,804	57%	$22,599	$11,905	90%
Europe	27,297	15,342	78%	48,576	27,358	78%
Asia Pacific	5,142	2,942	75%	10,081	5,441	85%
Total	$41,576	$24,088	73%	$81,256	$44,704	82%

The increases in sales were driven by higher customer demand in all sales regions as a result of the ongoing rebound in industrial manufacturing activity.  During the second quarter of fiscal 2011, unit shipments increased from the corresponding quarter in fiscal 2010 by 78% in North America, 65% in Europe, and 67% in the Asia Pacific sales region.   Unit shipments in those three sales regions for the first six months of fiscal 2011 increased over the prior year period by 110%, 66% and 61% respectively.

Orders booked in the second quarter of fiscal 2011 were $72,612,000, an increase of $42,023,000, or 137%, compared to the prior year period.  Orders in North America, Europe and the Asia Pacific region increased by $5,725,000, or 69%, $32,159,000, or 175%, and $4,139,000, or 107%, respectively. Orders outpaced sales by $31,036,000, as our production and supply chain continue to ramp up to meet customer demand.   In addition, a portion of the increased orders booked in the second quarter of fiscal 2011 came from customers placing orders in advance of an announced price increase that went into effect at the end of the quarter.  For the first six months of fiscal 2011, orders totaled $116,874,000, an increase of $65,678,000, or 128%, from the corresponding period in 2010.  Of that increase, North America, Europe and Asia Pacific orders increased $13,479,000, or 96%, $45,879,000, or 152%, and $6,320,000, or 91%, respectively.  The impact of currency translation on orders booked in the second quarter and first six months of 2011 was consistent with the impact on sales.

Hurco’s gross profit for the second quarter of fiscal 2011 was 30%, compared to 19% for the same period in 2010.  Gross profit for the first six months of fiscal 2011 was 30%, compared to 19% for the same period in 2010.  The increase in gross profit was due to the significant increase in sales volume, particularly in Europe where sales of our higher margin, high performance vertical machining centers were particularly strong.  The increase in gross profit was partially offset by an increase in the cost of raw materials, particularly metals, and the negative cost impact of a strengthened Taiwanese Dollar in relations to the U.S. Dollar. The Taiwanese Dollar appreciated 8% during the second quarter and first six months of fiscal 2011 compared to the corresponding periods in fiscal 2010.

Selling, general and administrative expenses were $9,254,000, or 22%, of sales, for the second quarter of fiscal 2011 compared to $7,230,000, or 30%, of sales, for the prior year second quarter.  Selling, general and administrative expenses were $18,084,000, or 22%, of sales, for the first six months of fiscal 2011 compared to $13,763,000, or 31%, of sales, for the first six months of fiscal 2010.  The year-over-year increases in selling, general and administrative expenses for the second quarter and first six months of fiscal 2011 were primarily related to increased sales commissions and other variable operating expenses.

Our cash balance was $48,678,000 at April 30, 2011, which was relatively unchanged from the October 31, 2010 balance of $48,255,000.  Inventories at April 30, 2011 were $69,610,000, an increase of $13,744,000, or 25%, during the first six months of fiscal 2011 in response to the increase in customer demand.

Michael Doar, Chief Executive Officer, said, “We are encouraged that our sales and order levels are markedly higher than last year, with Europe showing the largest increase in growth.  We are increasing production at our wholly-owned assembly facilities to keep pace with the market demand while working diligently to develop new technologies for our control and machines.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in Canada, China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, South Korea and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in foreign currency exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our vendors, uncertainty concerning our ability to use tax loss carryforwards and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John G. Oblazney
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Sales and service fees	$41,576	$24,088	$81,256	$44,704

Cost of sales and service	28,925	19,411	56,914	36,047
Gross profit	12,651	4,677	24,342	8,657

Selling, general and administrative expenses	9,254	7,230	18,084	13,763
Operating income (loss)	3,397	(2,553)	6,258	(5,106)

Interest expense	9	8	14	22

Interest income	32	5	72	25

Investment income	2	3	7	8

Other expense (income), net	23	116	479	393

Income (loss) before taxes	3,399	(2,669)	5,844	(5,488)

Provision (benefit) for income taxes	1,050	(1,096)	1,949	(2,079)

Net income (loss)	$2,349	$(1,573)	$3,895	$(3,409)

Earnings (losses) per common share

Basic	$0.36	$(0.24)	$0.60	$(0.53)
Diluted	$0.36	$(0.24)	$0.60	$(0.53)

Weighted average common shares outstanding
Basic	6,441	6,441	6,441	6,441
Diluted	6,489	6,441	6,476	6,441

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended April 30,		Six Months Ended April 30,
Operating Data:	2011	2010	2011	2010
	(unaudited)		(unaudited)
Gross margin	30%	19%	30%	19%

SG&A expense as a percentage of sales	22%	30%	22%	31%

Operating income (loss) as a percentage of sales	8%	-11%	8%	-11%

Pre-tax income (loss) as a percentage of sales	8%	-11%	7%	-12%

Effective Tax Rate	31%	41%	33%	38%

Depreciation and amortization	1,079	1,000	2,146	1,833

Capital expenditures	486	269	1,027	744

Balance Sheet Data:	4/30/2011	10/31/2010
	(unaudited)
Working capital (excluding cash)	$52,243	$45,713

Days sales outstanding	42	33

Inventory turns	1.6	1.5

Capitalization
Total debt	$647	$-
Shareholders' equity	120,514	114,740
Total	$121,161	$114,740

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share and per-share data)

	April 30,	October 31,
	2011	2010
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$48,678	$48,255
Accounts receivable, net	24,175	20,114
Refundable taxes	4,387	5,093
Inventories, net	69,610	55,866
Deferred income taxes	2,965	2,467
Derivative assets	1,530	905
Other	5,458	3,508
Total current assets	156,803	136,208

Property and equipment:
Land	782	782
Building	7,116	7,116
Machinery and equipment	15,901	15,095
Leasehold improvements	2,334	2,183
	26,133	25,176
Less accumulated depreciation and amortization	(14,804)	(13,424)
	11,329	11,752

Non-current assets:
Software development costs, less accumulated amortization	5,588	6,042
Other assets	6,268	6,344
	$179,988	$160,346

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$38,745	$30,394
Derivative liabilities	4,230	2,123
Accrued expenses	12,260	9,723
Short-term debt	647	-
Total current liabilities	55,882	42,240

Non-current liabilities:
Deferred income taxes	2,440	2,335
Deferred credits and other obligations	1,152	1,031
Total liabilities	59,474	45,606

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares
authorized; no shares issued
Common stock: no par value; $.10 stated value per share; 13,250,000 shares authorized;
6,471,710 and 6,440,851 shares issued; and 6,440,851 and 6,440,851 shares outstanding,
as of April 30, 2011 and October 31, 2010, respectively	644	644
Additional paid-in capital	52,338	52,144
Retained earnings	67,719	63,824
Accumulated other comprehensive loss	(187)	(1,872)
Total shareholders' equity	120,514	114,740
	$179,988	$160,346